EXHIBIT 10.1

AMENDMENT TO
EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT
This Amendment to the Expense Support and Conditional Reimbursement Agreement (this “Amendment”) is made as of March 23, 2016 by and between Griffin-Benefit Street Partners BDC Corp., a Maryland Corporation (the “Company”), and Griffin Capital BDC Advisor, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Company and the Adviser entered into that certain Expense Support and Conditional Reimbursement Agreement dated as of March 25, 2015 (the “Expense Support Agreement”), pursuant to which, among other things, the Adviser agreed to reimburse the Company for operating expenses in an amount sufficient to meet the Company’s Operating Expense Objective and/or Distribution Objective (as defined in the Expense Support Agreement) until March 25, 2016, or sooner as provided by the Expense Support Agreement;
WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company to amend the Expense Support Agreement to define the term “Operating Expenses,” include certain additional conditions for reimbursement of expenses to the Adviser, and make certain other changes;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Section 1.1 of the Expense Support Agreement is hereby amended to define “Operating Expenses.” Section 1.1, as so amended, now reads in its entirety as follows:
“1.1    Commencing with the quarter ended December 31, 2015 and on a quarterly basis thereafter, Adviser shall reimburse the Company for Operating Expenses and shareholder distributions in an amount sufficient to meet the Operating Expense Objective and/or the Distribution Objective. For purposes of this Agreement, “Operating Expenses” means all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, including, without limitation, advisory fees payable pursuant to the Advisory Agreement, interest on indebtedness for such period, organizational and offering expenses (as defined by Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority) (“Organization Expenses”), and expenses incurred in connection with the Company’s ongoing offering of its common stock, par value $0.001 (“Offering Expenses”). Any payments required to be made by Adviser pursuant to this Section 1.1 shall be referred to herein as an “Expense Payment.””

2.	Section 1.2 of the Expense Support Agreement is hereby amended, and now reads in its entirety as follows:
“Adviser’s obligation to make an Expense Payment shall automatically become a liability of Adviser and the right to such Expense Payment shall be an asset of the Company no later than the last business day of the applicable calendar quarter. The Expense Payment for any calendar quarter shall, as promptly as possible, be: (i) paid by Adviser to the Company in any combination of cash or other immediately available funds, and/or (ii) offset against amounts due from the Company to the Adviser, including amounts due to the Adviser that have become a liability of the Company pursuant to any other agreement between Adviser and the Company.”

3.
Section 2 of the Expense Support Agreement is hereby amended to add additional conditions that the Company must meet before the Adviser becomes entitled to receive a Reimbursement Payment. Section 2, as so amended, now reads in its entirety as follows:

“2. Reimbursement of Expense Payments by the Company.
2.1    Following any calendar quarter in which Available Operating Funds exceed the cumulative distributions declared to the Company’s shareholders in such calendar quarter and such excess that is intended to be used to pay expenses qualifying as a Reimbursable Expense (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2.2, 2.3, and 2.4, to Adviser or accrue such Excess Operating Funds as a liability, until such time as all Expense Payments made by Adviser to the Company within three (3) years prior to the last business day of such calendar quarter have been reimbursed or waived. Any payments required to be made by the Company pursuant to this Section 2.1 shall be referred to herein as a “Reimbursement Payment.”
2.2    Notwithstanding anything in this Agreement to the contrary, the Company shall not make Reimbursement Payments to the Adviser in any calendar quarter unless:
(i)The Company’s Operating Expense Ratio at the time of the Reimbursement Payment, after taking into account the Reimbursement Payment, is higher than the Company’s Operating Expense Ratio at the time that the corresponding expense support obligation was incurred by the Adviser; and

(ii)The Annualized Distribution Rate to shareholders, on a percentage basis, is equal to or greater than the Annualized Distribution Rate, on a percentage basis, as of the date that the Adviser made the corresponding Expense Payment.
2.3    Notwithstanding anything in this Agreement to the contrary, the Company shall not make Reimbursement Payments to the Adviser with respect to Organization Expenses and/or Offering Expenses in an amount that is greater than the sum of:
(i)All Expense Payments paid by the Adviser to the Company in cash and not previously reimbursed to the Adviser by the Company; and
(ii)Non-organization and offering costs included in Operating Expenses incurred by the Adviser and its affiliates, and accrued as an amount due to Adviser by the Company.
Provided, further, that Organization Expenses and Offering Expenses incurred by the Adviser and its affiliates, and accrued as an amount due to Adviser by the Company, shall be paid only to the extent that such expenses do not exceed 1.5% of Gross Proceeds Raised.
For purposes of this agreement, “Gross Proceeds Raised” means the current amount of gross proceeds that the company has received from the continuous offering of up to $1.5 billion in shares of the Company’s common stock, par value $0.001 per share.
2.4    The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such calendar quarter, and (ii) the aggregate amount of all Expense Payments made by Adviser to the Company (or otherwise accrued by Adviser with respect to the Company) within three (3) years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to Adviser, subject to Sections 2.2 and 2.3.
2.5    The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of Adviser no later than the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall, as promptly as possible, be paid by the Company to Adviser in any combination of cash or other immediately available funds. Any Reimbursement Payments shall be deemed to have reimbursed Adviser for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.”

4.	The Company and the Adviser hereby agree to extend the Expense Support Agreement for one additional year from the date hereof.

[Signature Page Follows]

[Signature Page to Amendment to Expense Support and Conditional Reimbursement Agreement]
IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

Griffin Capital BDC Advisor, LLC

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

Griffin-Benefit Street Partners BDC Corp.

By:	/s/ Kevin A. Shields
Name:	Kevin A. Shields
Title:	President

3